News Release

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

MagneGas Generates $1.05 Million in Sales for October

Sales Increase of 180% Compared to Prior Year

TAMPA, FL – November 12, 2018 – MagneGas Applied Technology Solutions, Inc. (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that the Company generated sales of $1.05 million for the month of October, as compared to $0.37 million in October 2017, representing a 180% increase. The sales growth was a result of MagneGas’ expansion into California, Texas and Louisiana through six acquisitions made in 2018.

The fastest growing market for the Company in October was the Texas and Louisiana combined market, which grew 68% compared to September sales. This was in part the result of three acquisitions made in the second half of October, which doubled the Company’s retail store count and added a market presence in Paris, TX and Longview, TX.

The Company saw its second fastest growth in the southern California market, where sales grew 15% compared to September results. This market continues to show strength and has been very receptive to both the sales of the MagneGas metal cutting fuel product, as well as strong new client adoption and cross sales activities.

The third fastest growing market for the Company was in Florida, which saw a 9% increase compared to September sales. The Company has benefitted from expanded marketing efforts in the Tampa and Pasco County region with the addition of a 4th retail location in that market.

From a revenue comparison perspective, the Company’s northern California operations are the largest contributor to overall company revenues. As the company’s largest and most mature market, it typically is expected to grow at a more stable, sustained rate. The Company continues to see strong expansion into the medical and cannabis markets, and grew at a 5% growth rate compared to September sales.

“We are making good progress in scaling our business,” commented Scott Mahoney, Chief Executive Officer of MagneGas. “We have immediately begun the integration of the three retail locations in acquired in October in East Texas and Shreveport. Our expanded sales team is doing an excellent job during this transition, and our new customers are embracing the new relationship exceptionally well. We are very pleased to generate 15% month over month growth compared to our September results.”

Mr. Mahoney continued, “We are also pleased to confirm that we have begun monthly billing under our consulting agreement in Germany. We are confident that this is the beginning of our scalable entry into the European markets for our renewable metal cutting fuel technology.”

About MagneGas Applied Technology Solutions, Inc.

MagneGas Applied Technology Solutions, Inc. (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Paris Oxygen, Latex Welding Supplies, United Welding Supplies, Trico Welding Supply and Complete Welding of San Diego. The Company operates 13 locations across California, Texas, Louisiana, and Florida.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.